Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of January 31, 2022 by and between AIB LLC, a Delaware limited liability company, and Eric Chen (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of AIB Acquisition Corporation. Each Party hereto agrees that the Schedule 13D, dated January 31, 2022, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: January 31, 2022	AIB LLC

	By:	/s/ Eric Chen
		Name:	Eric Chen
		Title:	Managing Member

Date: January 31, 2022	/s/ Eric Chen
Eric Chen